UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2004

THE TITAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-6035 (Commission File No.)	95-2588754 (IRS Employer Identification No.)

3033 Science Park Road

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 552-9500

Item 5.	Other Events

We are filing this Form 8-K to provide updated Unaudited Pro Forma Combined Condensed Financial Information in connection with our proposed merger with and into a subsidiary of Lockheed Martin Corporation and to supplement the information included in our proxy statement relating to the proposed merger and our registration statement on Form S-4 (No. 333-106911) relating to the ongoing exchange offer and consent solicitation relating to our outstanding 8% senior subordinated notes. The Unaudited Pro Forma Combined Condensed Financial Information set forth below reflects the proposed merger as of and for the year ended December 31, 2003, based on the purchase method of accounting. This information is based upon Lockheed Martin’s and Titan’s historical consolidated financial statements included in their respective Annual Reports on Form 10-K for the year ended December 31, 2003.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based upon Lockheed Martin’s and Titan’s historical consolidated financial statements set forth in their respective Annual Reports on Form 10-K for the year ended December 31, 2003 (2003 Form 10-K), and have been prepared to reflect the proposed merger based on the purchase method of accounting. The unaudited pro forma combined condensed statement of earnings, which has been prepared for the year ended December 31, 2003 gives effect to the merger as if it had occurred at the beginning of 2003. The unaudited pro forma combined condensed balance sheet has been prepared as of December 31, 2003 and gives effect to the merger as if it had occurred on that date. Lockheed Martin prepared the unaudited pro forma adjustments based upon the audited financial statements of Titan included in its Form 10-K and additional financial data requested from Titan, and upon preliminary estimates and assumptions. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the purchase price are expected to be finalized within one year of the date of the merger and will be reflected in future filings. The final determinations may result in amounts that are materially different from the amounts reflected in the pro forma data presented herein and are subject to adjustment pending such final determinations.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of actual or future financial position or results of operations that would have occurred or will occur upon completion of the merger. These statements do not include the effects of any estimated transition or restructuring costs which may be incurred in connection with integrating the operations of Titan into Lockheed Martin. It is not possible at this time to estimate the effect of such costs for pro forma purposes. Additionally, the unaudited pro forma combined condensed statement of earnings does not reflect any net cost savings or economies of scale that may have occurred had the merger been completed at the beginning of the period.

The unaudited pro forma combined condensed financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements of Lockheed Martin and Titan, including the respective notes, set forth in their respective 2003 Form 10-K’s.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

	For The Year Ended December 31, 2003
	(In millions, except per share data)
	Historical Lockheed Martin	Historical Titan	Reclassifications	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$31,824	$1,775		$(39)	(a)	$33,560
Cost of sales	29,848	1,672	$4	(24)	(a), (b)	31,500

Earnings from operations	1,976	103	(4)	(15)		2,060
Other income and expenses, net	43	(16)		(15)	(c), (d)	12

	2,019	87	(4)	(30)		2,072
Interest expense	487	35		(19)	(d)	503

Earnings (loss) from continuing operations before income taxes	1,532	52	(4)	(11)		1,569
Income tax expense (benefit)	479	22	(4)	(3)	(e)	494

Earnings (loss) from continuing operations	$1,053	$30	$—	$(8)		$1,075

Earnings (loss) from continuing operations per common share:
Basic:
Weighted average shares	446.5	80.0				466.0
Per common share	$2.36	$0.37				$2.31
Diluted:
Weighted average shares	450.0	83.4				471.8
Per common share	$2.34	$0.35				$2.28

See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	As of December 31, 2003
	(In millions)
	Historical Lockheed Martin	Historical Titan	Reclassifications	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,010	$27		$(1,266)	(c), (d)	$(229)
Short-term investments	240	—				240
Receivables	4,039	388	$10			4,437
Inventories	2,348	29				2,377
Deferred income taxes	921	91	(12)	4	(f)	1,004
Other current assets	843	79	12			934

Total current assets	9,401	614	10	(1,262)		8,763
Property, plant and equipment, net	3,489	66		(23)	(f)	3,532
Investments in equity securities	1,060	—				1,060
Purchased intangibles, net	807	—		192	(f)	999
Goodwill	7,879	480		1,521	(f), (g)	9,880
Prepaid pension asset	1,213	—				1,213
Other assets	2,326	131		(37)	(f)	2,420

	$26,175	$1,291	$10	$391		$27,867

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,434	$91				$1,525
Customer advances and amounts in excess of costs incurred	4,256	—	$10			4,266
Salaries, benefits & payroll taxes	1,418	82				1,500
Income taxes	91	—				91
Current maturities of long-term debt	136	4		$(4)	(d)	136
Other current liabilities	1,558	115	34	37	(f)	1,744

Total current liabilities	8,893	292	44	33		9,262
Long-term debt	6,072	543		(305)	(d), (f)	6,310
Post-retirement benefit liabilities	1,440	—				1,440
Accrued pension liabilities	1,100	—				1,100
Other liabilities	1,914	85	(34)	5	(f)	1,970
Stockholders’ equity:
Preferred stock	—	1		(1)	(c)	—
Common stock	446	1		18	(g), (h)	465
Additional paid-in capital	2,477	671		339	(c), (g), (h)	3,487
Retained earnings (deficit)	5,054	(298)		298	(g)	5,054
Treasury stock	—	(1)		1	(g)	—
Unearned ESOP shares	(17)					(17)
Unearned compensation	—	(2)		2	(g)	—
Accumulated other comprehensive income (loss)	(1,204)	(1)		1	(g)	(1,204)

Total stockholders’ equity	6,756	371	—	658		7,785

	$26,175	$1,291	$10	$391		$27,867

See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1)	Purchase Price

As described in the Form S-4’s filed by Lockheed Martin in connection with the proposed merger with Titan, Lockheed Martin has agreed to acquire each outstanding common share of Titan for $22.00 per share in cash, Lockheed Martin common stock or a combination of cash and Lockheed Martin common stock. Titan stockholders who make a cash election or a stock election will likely have the form of their merger consideration adjusted as a result of the allocation provisions of the merger agreement that require that 50% of Titan’s outstanding shares of common stock at the effective time of the merger (excluding shares held by Titan stockholders who have perfected dissenters’ rights or any shares held by Lockheed Martin or Titan) be exchanged for Lockheed Martin common stock and the remaining 50% of Titan’s outstanding shares of common stock be exchanged for cash. Shares of Titan common stock will be exchanged for shares of Lockheed Martin common stock based on an exchange rate determined by dividing $22.00 by the average Lockheed Martin price during a ten-day measurement period. The average Lockheed Martin price will be subject to lower and upper limits, or “collars” of $46.00 and $58.00. The computation of the purchase price follows (in millions):

Purchase of 100% of outstanding common shares (81.9 million shares of Titan common stock at $22.00 per share)	$1,802
Assumption of Titan stock options and warrants at fair value	128
Estimated Lockheed Martin transaction costs	6

Total purchase price	$1,936

(2)	Reclassifications

Reclassifications have been reflected in the unaudited pro forma combined condensed statement of earnings and balance sheet to conform the presentation of income tax balances, assets and liabilities of discontinued operations and other items to the format used by Lockheed Martin.

(3)	Pro Forma Adjustments

The following adjustments are provided to reflect the merger on a pro forma basis:

(a)	To eliminate the sales and cost of sales between Lockheed Martin and Titan. No adjustments have been made to eliminate the related intercompany profit in ending inventories and the net intercompany receivables and payables at December 31, 2003, as such amounts are not considered material.

(b)	To record the amortization of purchased intangibles (intangible assets related to contracts and programs acquired) over an estimated composite life of 9 years and to eliminate Titan’s historical amortization of intangible assets.

(c)	To reduce cash, stockholders’ equity and interest income due to Titan’s use of $14 million of cash to redeem its cumulative convertible preferred stock prior to closing and Lockheed Martin’s use of $907 million of cash and short-term investments in the acquisition of 50% of Titan’s common stock and estimated transaction costs.

(d)	To reduce interest expense, interest income and cash to reflect Lockheed Martin’s use of $345 million of cash to repay borrowings outstanding under Titan’s line of credit.

(e)	To record the federal income tax effect, using the 35% statutory rate, related to the net pro forma adjustments.

(f)	To record the estimated fair values of the purchased intangibles (intangible assets related to contracts and programs acquired) and goodwill, as well as to adjust the other assets and liabilities of Titan to their estimated fair value.

(g)	To eliminate Titan’s historical goodwill and stockholders’ equity balances.

(h)	To record the assumed issuance of 19.49 million shares of Lockheed Martin common stock at an average price of $46.2260 per share (calculated based on the average of the mean of the high and low sales prices per share of Lockheed Martin common stock during the ten-day trading period ended March 5, 2004) and to record the assumption of Titan’s stock options and warrants at their estimated fair value. If the merger is consummated, the actual exchange rate will be based on the average of the daily mean of the high and low sales prices per share of Lockheed Martin common stock for the ten trading days ending on the third trading day prior to but not including the effective time of the merger.

(4)	Computation of Pro Forma Earnings Per Common Share:

(In millions, except per share data)	Year Ended December 31, 2003
Pro Forma Basic Earnings Per Common Share:
Earnings from continuing operations	$1,075

Average number of common shares outstanding for basic earnings per share	466.0

Pro forma basic earnings per share from continuing operations	$2.31

Pro Forma Diluted Earnings Per Common Share:
Earnings from continuing operations	$1,075

Average number of common shares outstanding for basic earnings per share	466.0
Dilutive stock options – based on the treasury stock method	5.8

Average number of common shares outstanding for diluted earning per share	471.8

Pro forma diluted earnings per share from continuing operations	$2.28

The assumed issuance of 19.5 million shares of Lockheed Martin common stock is included in the average number of common shares outstanding for the basic earnings per share amount. The dilutive stock option amount includes the assumption of Titan’s stock options by Lockheed Martin. Using Lockheed Martin’s treasury stock method, 2.3 million shares were included for Titan’s stock options.

COMPARATIVE PER SHARE DATA

The following table presents historical and unaudited pro forma per share data of Lockheed Martin and Titan as of and for the year ended December 31, 2003. The data presented below should be read in conjunction with the historical consolidated financial statements of Lockheed Martin and Titan set forth in their respective 2003 Form 10-K’s and the pro forma financial information set forth under “Unaudited Pro Forma Combined Condensed Financial Information.”

Diluted earnings per share data are calculated using the diluted weighted average equivalent shares. Because the number of shares of Lockheed Martin common stock to be issued in the merger will not be known until three trading days prior to the completion of the merger, Titan’s equivalent per share data cannot be computed at this time. Hypothetical Titan equivalent per share data is presented below using the average of the daily mean of the high and low sales prices per share of Lockheed Martin common stock for the ten trading days ended on March 5, 2004, which was $46.2260, and a resulting hypothetical exchange rate of 0.4759, and assumes no exercise of dissenters’ rights by Titan stockholders. Titan’s hypothetical equivalent per share data was calculated by multiplying the unaudited pro forma per Lockheed Martin share data by the hypothetical exchange rate of 0.4759.

Pro forma earnings per share from continuing operations were derived from the pro forma information presented under “Unaudited Pro Forma Combined Condensed Financial Information.” Pro forma cash dividends per share reflect Lockheed Martin’s cash dividends paid in the period indicated. The historical book value per share information was based upon outstanding shares of common stock for each company. The number of outstanding shares of Lockheed Martin common stock used in calculating the pro forma data has been adjusted to include the shares of Lockheed Martin common stock estimated to be issued in the merger, based upon the number of shares of Titan common stock outstanding at December 31, 2003.

As of or for the Year Ended December 31, 2003
Lockheed Martin Historical:
Earnings from continuing operations, per diluted share	$2.34
Cash dividends per share	$0.58
Book value per share	$15.12
Titan Historical: (1)
Earnings from continuing operations, per diluted share	$0.35
Book value per share	$4.53
Unaudited Pro Forma:
Per Lockheed Martin Share:
Earnings from continuing operations, per diluted share	$2.28
Cash dividends per share	$0.58
Book value per share	$16.70
Per Hypothetical Titan Equivalent:
Earnings from continuing operations, per diluted share	$1.09
Cash dividends per share	$0.28
Book value per share	$7.95

(1)	Titan did not pay cash dividends on its common stock in 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2004	THE TITAN CORPORATION

	By:	/s/ Mark W. Sopp

Name: Mark W. Sopp Title: Senior Vice President and Chief Financial Officer